CHOICE HOTELS INTERNATIONAL REPORTS SECOND QUARTER 2026 RESULTS

U.S. Net Rooms Growth Improved for the Second Consecutive Quarter, Supporting 2.6% Global Net Rooms Growth

NORTH BETHESDA, Md., August 5, 2026 – Choice Hotels International, Inc. (“Choice” or “the Company”) (NYSE: CHH), a leading global lodging franchisor with an asset-light model, today reported results for the second quarter ended June 30, 2026.

Highlights include:

•Net income was $64 million, or $1.41 per diluted share, for the second quarter.

•Adjusted EBITDA totaled $175 million, and adjusted diluted EPS reached $2.02 for the second quarter.

•U.S. room openings increased 27% in the second quarter compared to the same period of 2025, as the Company opened approximately 6,400 U.S. rooms—the highest second-quarter level since 2019, while exits declined to their lowest second-quarter level since 2020, supporting continued improvement in U.S. net rooms growth.

•Global net rooms grew 2.6% compared to June 30, 2025, driven by 3.6% growth in the higher revenue extended stay, midscale, and upscale brands.

•U.S. RevPAR increased 1.3% in the second quarter, compared to the same period of 2025, reflecting improvements in both occupancy and rate.

•U.S. franchise agreements awarded increased 30% in the second quarter compared to the same period of 2025, representing approximately 9,400 new U.S. rooms for development.

•The Company's U.S. conversion rooms pipeline grew 24% to 24,100 rooms, compared to June 30, 2025, and 6% sequentially from March 31, 2026.

•The U.S. royalty rate expanded 11 basis points to 5.2% in the second quarter, compared to the same period of 2025.

•The Company returned $139 million to shareholders through dividends and share repurchases year-to-date through June 30, 2026.

•The Company raised several full-year 2026 guidance ranges.

"Our second quarter results reflect encouraging progress across our key priorities, with U.S. net rooms growth improving for the second consecutive quarter to its strongest first-half performance since 2021 and U.S. RevPAR trends strengthening," said Dom Dragisich, Interim Chief Executive

Officer. "Over the past several years, we've built a stronger commercial engine and technology platform, and we continue to invest in both. Our biggest opportunity now is sharpening execution—leveraging those capabilities to further enhance franchisee economics by increasing the number and quality of the guests we deliver while lowering operating costs. While we still have work to do, this business has significantly more potential, and I'm confident we can realize it. The progress we delivered this quarter reinforces that confidence."

Financial Performance

($ in millions, except per-share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total revenues	$441	$426	$781	$759
Revenue excl. revenue for reimbursable costs from franchised and managed properties[1]	$277	$259	$494	$469
Net income	$64	$82	$85	$126
Adjusted net income	$92	$90	$142	$153
Diluted EPS	$1.41	$1.75	$1.84	$2.68
Adjusted diluted EPS	$2.02	$1.92	$3.09	$3.25
Adjusted EBITDA	$175	$165	$301	$295

•Net income was $64 million for the second quarter, a 21% decline compared to the same period of 2025. The year-over-year decrease primarily reflected a higher net reimbursable deficit from franchised and managed properties related to investments in franchisee-related tools and guest delivery capabilities, timing of SG&A expenses, and increased depreciation and amortization associated with owned hotels and the prior year acquisition of Choice Hotels Canada. These items were partially offset by higher franchise and management fees.2
•Adjusted EBITDA increased 6%, and adjusted diluted EPS increased 5% compared to the same period of 2025.
•Franchise and management fees increased 6% to $188 million for the second quarter, compared to the same period of 2025, reflecting higher international royalty fees, higher franchisee programs and services revenue, along with U.S. RevPAR and U.S. royalty rate improvement.
•Partnership services and fees increased 6% to $29 million for the second quarter, compared to the same period of 2025, primarily reflecting growth in procurement services revenue.

RevPAR

(% change on a currency-neutral basis)	Change vs. Prior Year Period
Three months ended June 30, 2026
U.S.	1.3%
International	2.1%
Global	1.7%

1 Calculated as total revenues excluding reimbursable revenues. Reimbursable revenues totaled $163 million and $167 million for second quarter 2026 and 2025, respectively, and $287 million and $291 million year-to-date through June 30, 2026 and June 30, 2025, respectively.
2 Selling, general and administrative expenses for the three months ended June 30, 2026 included $0.2 million of expense related to the post-employment benefits announced on May 20, 2026. The Company expects to recognize approximately $2.7 million of total post-employment benefits through August 31, 2026.

•U.S. RevPAR increased 1.3% in the second quarter, compared to the same period of 2025, driven by a 0.7% increase in rate and a 40-basis-point increase in occupancy, primarily reflecting strength in the East North Central, Middle Atlantic, and West South Central regions.

•International RevPAR increased 2.1% on a currency-neutral basis in the second quarter, compared to the same period of 2025, led by the Caribbean and Latin America and further supported by continued strength in Canada and Asia Pacific.

System Size and Development

(Rooms)
	June 30, 2026	June 30, 2025	Change
U.S.	499,226	500,562	-0.3%
U.S. upscale, extended stay, and midscale	442,676	439,744	0.7%
International	161,863	143,838	12.5%
Global	661,089	644,400	2.6%
Global upscale, extended stay, and midscale	599,207	578,226	3.6%

•Global room openings increased 16% in the second quarter of 2026 compared to the same period of 2025, as the Company opened approximately 8,300 global rooms.

•Extended stay remained a core growth engine, supported by strong unit economics and continued developer demand, with U.S. extended stay net rooms growing 13.0% compared to June 30, 2025, marking the 12th consecutive quarter of double-digit growth.

•International net rooms grew 12.5% compared to June 30, 2025, led by double-digit growth in Asia Pacific and EMEA, with continued growth in Canada.

•Global franchise agreements awarded increased 20% in the second quarter compared to the same period of 2025, representing 11,200 new global rooms for development and reflecting continued demand for conversion-led brands.

•The Company's global pipeline totaled approximately 77,300 rooms as of June 30, 2026, with 96% concentrated in extended stay, midscale, and upscale brands. The pipeline included:
◦71,100 U.S. rooms and 6,200 international rooms.
◦29,900 extended stay rooms, representing 39% of the total pipeline.
◦26,400 conversion rooms and 50,900 new-construction rooms.

Balance Sheet and Liquidity
As of June 30, 2026, Choice had total available liquidity of $475 million, comprised of cash and cash equivalents and available borrowing capacity. The Company’s net debt-to-adjusted EBITDA ratio was 3.1x for the trailing twelve months ended June 30, 2026, within the Company's target range of 3.0x to 4.0x.

During the six months ended June 30, 2026, the Company generated $67 million in cash flows from operating activities, compared to $116 million in the prior-year period, primarily reflecting higher franchise agreement acquisition costs associated with a 27% increase in U.S. room openings and higher marketing and reservation system reimbursable expenses.

During the six months ended June 30, 2026, net capital outlays for hotel development and lending activities declined 80% to $15 million, from $76 million in the prior-year period.3

The Company expects to enter the next phase of its asset-light strategy by recycling capital from its owned hotel portfolio. As of August 5, 2026, the Company owned 19 operating hotels, with one additional hotel under construction. The Company expects the first asset sales to occur during the first half of 2027, subject to market conditions.

Shareholder Returns

During the six months ended June 30, 2026, the Company returned $26 million to shareholders through dividends and $113 million in share repurchases.4

As of June 30, 2026, 1.8 million shares of common stock remained available under the Company’s current share repurchase authorization.

Outlook

The Company is updating certain aspects of its full-year 2026 outlook. The following outlook includes forward-looking non-GAAP measures used by management to assess expected performance. Adjusted metrics exclude the net surplus or deficit from reimbursable revenue from franchised and managed properties, due diligence and transition costs, and other items.

	Full-Year 2026	Prior Outlook
Net income	$230 to $241 million	$265 to $275 million
Adjusted net income	$312 to $323 million	$320 to $330 million
Adjusted EBITDA	$635 to $650 million	$632 to $647 million
Adjusted SG&A	Mid-single digits	Mid-single digits
Diluted EPS	$5.07 to $5.31	$5.72 to $5.94
Adjusted diluted EPS	$6.86 to $7.10	$6.92 to $7.14
Effective tax rate	26%	25%

	Full-Year 2026 vs. 2025	Full-Year 2026 vs. 2025
Global RevPAR growth	0% to 1%	-2% to 1%
U.S. RevPAR growth	0% to 1.25%	-2% to 1%
U.S. royalty rate growth	7 bps to 9 bps	Mid-single digits
Global net system rooms growth	Approximately 1.5%	Approximately 1%

The net income guidance range has been revised from the Company's prior outlook primarily to reflect higher expected marketing and reservation system reimbursable expenses, driven by increased investment in franchisee-facing tools and guest delivery capabilities, as well as higher interest expense and a higher effective tax rate.

The adjusted net income guidance range has been revised from the Company's prior outlook primarily to reflect higher expected interest expense and a higher effective tax rate.

3 Net capital outlays include investments in owned hotel properties, investments in affiliates, notes receivable issued, net of collections, proceeds from asset sales, and distributions from sales of affiliates.
4 Share repurchases include repurchases under the Company's stock repurchase program and repurchases from employees in connection with tax withholding and option exercises relating to awards under the Company's equity incentive plans.

Adjusted EBITDA guidance has been raised from the Company's prior outlook, primarily reflecting improvement in U.S. RevPAR, global net rooms growth, and U.S. royalty rate.

Net capital outlays for hotel development-related activities are expected to decline from $103.4 million in 2025 to a range of $20 million to $45 million in 2026.3

Webcast and Conference Call

Choice will host a conference call to discuss second quarter 2026 results on August 5, 2026, at 10:00 a.m. ET. A live webcast will be available on the Company’s Investor Relations website at www.investor.choicehotels.com/events-and-presentations. Participants may also dial (833) 461-5787 (U.S.) or (585) 542-9983 (international) and reference conference ID 558894687. A replay and transcript will be available within 24 hours on the Company’s Investor Relations website.

About Choice Hotels®

Choice Hotels International, Inc. (NYSE: CHH) is one of the largest lodging franchisors in the world, with over 7,500 hotels, representing more than 650,000 rooms, in 49 countries and territories. A wide-ranging portfolio of 22 brands that includes full-service upper upscale, midscale, extended stay, and economy properties enables Choice® to meet travelers’ needs in more places and for more occasions while driving more value for franchise owners and shareholders. The award-winning Choice Privileges® rewards program and co-brand credit card options provide members with a fast and easy way to earn reward nights and personalized perks. For more information, visit www.choicehotels.com.

Forward-Looking Statements

Information set forth herein includes “forward-looking statements.” Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume,” or similar words of futurity. All statements other than historical facts are forward-looking statements. These forward-looking statements are based on management’s current beliefs, assumptions, and expectations regarding future events, which in turn are based on information currently available to management. Such statements may relate to projections of Choice’s revenue, expenses, adjusted EBITDA, earnings, debt levels, ability to repay outstanding indebtedness, payment of dividends, net surplus or deficit, repurchases of common stock and other financial and operational measures, including occupancy, room openings and open hotels, RevPAR, royalty rate, strategic investment and acquisition performance, international expansion performance, macroeconomic backdrop and Choice’s liquidity, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties, and other factors.

Several factors could cause our actual results, performance or achievements to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, changes to general, U.S. and foreign economic conditions, including access to liquidity and capital; changes in consumer demand and confidence, including consumer discretionary spending and the demand for travel, transient and group business; the timing and amount of future dividends and share repurchases; future U.S. or global outbreaks of epidemics, pandemics or contagious diseases or fear of such outbreaks, and the related impact on the global hospitality industry, particularly but not exclusively the U.S. travel market; changes in law and regulation applicable to the travel, lodging or franchising industries, including with respect to the status of our relationship with employees of our franchisees; the potential impact of changes in laws and regulations generally, or the interpretation thereof, including, without limitation, those relating to taxes, wages, labor and immigration; foreign currency fluctuations; changes in global interest rates and rate differentials; variability and unpredictability in trade relations, sanctions, tariffs or other trade controls; governmental action or inaction relating to the federal budget, including funding lapses and government shutdowns; impairments or declines in the value of our assets; our assumptions underlying our critical accounting estimates; operating risks common in the travel, lodging or franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees and our relationships with our franchisees; our ability to keep pace with improvements in technology utilized for our marketing and reservation systems and other operating systems; our ability to grow our franchise system; exposure to risks related to our hotel development, financing, franchise agreement acquisition costs and ownership activities; exposures to risks associated with our investments in new businesses; fluctuations in the supply and demand for hotel rooms; our ability to realize anticipated benefits from acquired businesses; impairments or losses relating to acquired businesses; the level of acceptance of alternative growth strategies we may implement; the impact of inflation; information technology, cyber security and data breach risks; introduction and integration of artificial intelligence technologies; climate change; our sustainability strategy; ownership and financing activities; hotel closures or financial difficulties of our franchisees; operating risks associated with our international operations; political instability, geopolitical conflicts and terrorism; labor shortages; the outcome of litigation; and our ability to effectively manage our indebtedness and secure our indebtedness.

These and other risk factors are discussed in detail in the Company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measurements and Other Definitions

The company evaluates its operations utilizing the performance metrics of adjusted EBITDA, adjusted selling, general and administrative (SG&A) expenses, adjusted net income, and adjusted diluted EPS, which are all non-GAAP financial measurements. These measures, which are reconciled to the comparable GAAP measures in Exhibits 6 and 7, should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by GAAP, such as SG&A, net income and EPS. The company’s calculation of these measurements may be different from the calculations used by other companies and comparability may therefore be limited. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. We further discuss management’s reasons for reporting these non-GAAP measures and how each non-GAAP measure is calculated below.

In addition to the specific adjustments noted below with respect to each measure, the non-GAAP measures presented herein also exclude restructuring of the company’s operations including employee severance benefit, income taxes and legal costs, acquisition related to business combination, due diligence and transition (recoveries) costs, and global ERP system implementation and related costs to allow for period-over-period comparison of ongoing core operations before the impact of these discrete and infrequent charges.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization: Adjusted EBITDA, presented herein, is calculated as net income excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, amortization of cloud computing arrangements, impairments and gains on sale of business, joint ventures and assets, other (gains)

and losses, equity in net income (loss) of unconsolidated affiliates and (gain) loss on extinguishment of debt, further adjusted to exclude certain items, including, franchisee agreement acquisition cost amortization and charges, mark-to-market adjustments on non-qualified retirement plan investments, share based compensation expense (benefit) and surplus or deficits generated by reimbursable revenue from franchised and managed properties. We consider adjusted EBITDA to be an indicator of operating performance because it measures our ability to service debt, fund capital expenditures, and expand our business. We also use these measures, as do analysts, lenders, investors, and others, to evaluate companies because they exclude certain items that can vary widely across industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings, and share based compensation expense (benefit) is dependent on the design of compensation plans in place and the usage of them. Accordingly, the impact of interest expense and share based compensation expense (benefit) on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. These measures also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets or amortizing franchise-agreement acquisition costs. These differences can result in considerable variability in the relative asset costs and estimated lives and, therefore, the depreciation and amortization expense among companies. Mark-to-market adjustments on non-qualified retirement-plan investments recorded in SG&A expenses are excluded from adjusted EBITDA, as the company accounts for these investments in accordance with accounting for deferred-compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on the company’s net income. Surpluses and deficits generated from reimbursable revenues from franchised and managed properties are excluded, as the company does not operate these programs to generate a profit and has the contractual rights to adjust future collections or assess additional fees to recover prior period expenditures. The company’s franchise and management agreements require these revenues to be used exclusively for expenses associated with providing franchise and management services, such as central reservation systems, hotel employee and operating costs, reservation delivery and national marketing and media advertising. Franchised and managed property owners are required to reimburse the company for any deficits generated from these activities and the company is required to spend any surpluses generated in future periods. The reimbursement for franchise and management services is typically billed and collected monthly, based on the underlying hotel’s sales or usage, while the associated costs are recognized as incurred by the company, creating timing differences with the net effect impacting net income in the reporting period. These timing differences are due to our discretion to spend in excess of the revenues earned or less than the revenues earned in a single period to ensure that the programs are operated in the best long-term interests of our franchised and managed properties. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance.

Adjusted Net Income and Adjusted Diluted Earnings Per Share: Adjusted net income and adjusted diluted EPS exclude the impact of surpluses or deficits generated from reimbursable revenue from franchised and managed properties, impairments, formation costs and gains on sale of business, joint ventures and assets and gains on extinguishment of debt. Surpluses and deficits generated from reimbursable revenue from franchised and managed properties are excluded, as the company does not operate these programs to generate a profit and has the contractual rights to adjust future collections or assess additional fees to recover prior period expenditures. The company’s franchise agreements require these revenues to be used exclusively for expenses associated with providing franchised and managed services, such as central reservation systems, hotel employee and operating costs, reservation delivery and national marketing and media advertising. Franchised and managed property owners are required to reimburse the company for any deficits generated from activities and the company is required to spend any surpluses generated in future periods. The reimbursement for franchise and management services is typically billed and collected monthly, based on the underlying hotel’s sales or usage, while the associated costs are recognized as incurred by the company, creating timing differences with the net effect impacting net income in the reporting period. These timing differences are due to our discretion to spend in excess of the revenues earned or less than the revenues earned in a single period to ensure that the programs are operated in the best long-term interests of our franchised and managed properties. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance. We consider adjusted net income and adjusted diluted EPS to be indicators of operating performance because excluding these items allows for period-over-period comparisons of our ongoing operations.

Adjusted SG&A: Adjusted SG&A reflects SG&A excluding the impact of mark-to-market adjustments on non-qualified retirement plan investments, amortization of cloud computing arrangements and share based compensation expense. We use this measure, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across industries or among companies within the same industry. For example, share based compensation expense (benefit) is dependent on the design of compensation plans in place and the usage of them. Accordingly, the impact of share-based compensation expense (benefit) on earnings can vary significantly among companies. Mark-to-market adjustments on non-qualified retirement-plan investments recorded in SG&A expenses are also excluded as the company accounts for these investments in accordance with accounting for deferred-compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on the company’s net income.

Occupancy: Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel for a given period. Occupancy measures the utilization of the hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. The company calculates occupancy based on information as reported by its franchisees. To accurately reflect occupancy, the company may revise its prior years’ operating statistics for the most current information provided.

Average Daily Rate (ADR): ADR represents hotel room revenue divided by the total number of room nights sold for a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and management uses ADR to assess pricing levels that the company is able to generate. The company calculates ADR based on information as reported by its franchisees. To accurately reflect ADR, the company may revise its prior years’ operating statistics for the most current information provided.

Revenue Per Available Room (RevPAR): RevPAR is calculated by dividing hotel room revenue by the total number of room nights available to guests for a given period. Management considers RevPAR to be a meaningful indicator of hotel performance and therefore company royalty and system revenues as it provides a metric correlated to the two key drivers of operations at a hotel: occupancy and ADR. The company calculates RevPAR based on information as reported by its franchisees. To accurately reflect RevPAR, the company may revise its prior years’ operating statistics for the most current information provided. RevPAR is also a useful indicator in measuring performance over comparable periods.

Pipeline: Pipeline is defined as hotels awaiting conversion, under construction or approved for development, and master development agreements committing owners to future franchise development.

Contacts
Allie Summers, Senior Director, Investor Relations
IR@choicehotels.com
© 2026 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc.
Earnings Release Schedules

Choice Hotels International, Inc.				Exhibit 1
Condensed Consolidated Statements of Income
(Unaudited)

(In thousands, except per share amounts)	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
REVENUES
Franchise and management fees	$187,536	$177,086	$337,167	$322,154
Partnership services and fees	28,674	27,064	53,408	52,445
Owned hotels	34,896	30,228	65,329	58,088
Other	26,332	24,716	38,205	35,843
Revenue for reimbursable costs from franchised and managed properties	163,324	167,349	287,228	290,773
Total revenues	440,762	426,443	781,337	759,303

OPERATING EXPENSES
Selling, general and administrative	96,153	89,298	174,199	163,508
Business combination, diligence and transition costs	536	347	772	446
Depreciation and amortization	16,813	13,424	33,634	27,172
Owned hotels	25,457	22,419	49,108	43,479
Reimbursable expenses from franchised and managed properties	197,665	176,358	359,452	320,169
Total operating expenses	336,624	301,846	617,165	554,774

Operating income	104,138	124,597	164,172	204,529

OTHER EXPENSES AND (INCOME), NET
Interest expense	24,259	22,736	48,221	43,978
Interest income	(1,095)	(1,456)	(2,306)	(3,015)
Other gains, net	(6,124)	(5,374)	(5,403)	(4,938)
Equity in net loss of affiliates	1,216	80	7,468	131
Total other expenses and (income), net	18,256	15,986	47,980	36,156

Income before income taxes	85,882	108,611	116,192	168,373
Income tax expense	21,544	26,877	31,550	42,105
Net income	$64,338	$81,734	$84,642	$126,268

Basic earnings per share	$1.42	$1.76	$1.85	$2.71
Diluted earnings per share	$1.41	$1.75	$1.84	$2.68

Choice Hotels International, Inc.		Exhibit 2
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 30,	December 31,
	2026	2025
ASSETS
Cash and cash equivalents	$42,826	$44,997
Accounts receivable, net	279,813	207,491
Other current assets	109,297	153,510
Total current assets	431,936	405,998

Property and equipment, net	653,503	649,291
Operating lease right-of-use assets	75,004	77,670
Goodwill	302,877	305,758
Intangible assets, net	1,105,813	1,082,486
Notes receivable, net of allowances	28,558	12,490
Investments for employee benefit plans, at fair value	54,794	50,227
Investments in affiliates	137,251	134,975
Other assets	199,080	199,308
Total assets	$2,988,816	$2,918,203

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$165,441	$156,276
Accrued expenses and other current liabilities	110,873	125,282
Deferred revenue	104,256	100,698
Liability for guest loyalty program	85,898	85,035
Total current liabilities	466,468	467,291

Long-term debt	2,002,339	1,906,122
Long-term deferred revenue	133,998	130,505
Deferred compensation and retirement plan obligations	61,090	56,532
Deferred income taxes	32,890	25,303
Operating lease liabilities	104,349	107,963
Liability for guest loyalty program	41,139	39,771
Other liabilities	4,365	3,487
Total liabilities	2,846,638	2,736,974

Total shareholders' equity	142,178	181,229

Total liabilities and shareholders' equity	$2,988,816	$2,918,203

Choice Hotels International, Inc.		Exhibit 3
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$84,642	$126,268
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,634	27,172
Depreciation and amortization – reimbursable expenses from franchised and managed properties	11,228	9,426
Franchise agreement acquisition cost amortization	20,201	17,261
Non-cash share-based compensation and other charges	13,098	19,438
Non-cash interest, investments, and affiliate loss (income), net	(3,391)	(1,668)
Deferred income taxes	7,493	850
Equity in net loss of affiliates, less distributions received	7,468	692
Franchise agreement acquisition costs, net of reimbursements	(72,169)	(41,474)
Change in working capital and other	(34,842)	(41,895)
Net cash provided by operating activities	67,362	116,070
CASH FLOWS FROM INVESTING ACTIVITIES
Investments in other property and equipment	(17,900)	(18,333)
Investments in owned hotel properties	(27,292)	(65,676)
Contributions to investments in affiliates	(10,588)	(9,358)
Issuances of notes receivable	(1,859)	(3,353)
Collections of notes receivable	24,610	2,773
Other items, net	(995)	(1,201)
Net cash used in investing activities	(34,024)	(95,148)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings pursuant to revolving credit facilities	96,275	130,000
Purchases of treasury stock	(107,464)	(112,756)
Dividends paid	(26,333)	(26,868)
Proceeds from the exercise of stock options	2,339	6,385
Net cash used in financing activities	(35,183)	(3,239)
Net change in cash and cash equivalents	(1,845)	17,683
Effect of foreign exchange rate changes on cash and cash equivalents	(326)	750
Cash and cash equivalents, beginning of period	44,997	40,177
Cash and cash equivalents, end of period	$42,826	$58,610

							Exhibit 4
CHOICE HOTELS INTERNATIONAL, INC.
CURRENCY-NEUTRAL SYSTEM-WIDE HOTEL OPERATING STATISTICS
(UNAUDITED)

	For the Three Months Ended June 30, 2026
	ADR		Occupancy			RevPAR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Total U.S.	$98.28	0.7%	60.0%	40	bps	$58.92	1.3%
Upscale & Above (1)	155.49	2.0%	60.0%	(50)	bps	93.33	1.3%
Midscale & Upper Midscale (2)	102.76	0.7%	59.6%	20	bps	61.24	1.1%
Extended Stay (3)	69.24	3.5%	71.3%	10	bps	49.37	3.7%
Economy (4)	71.16	(0.2)%	49.9%	(20)	bps	35.51	(0.7)%
International (5)	111.14	2.0%	64.8%	10	bps	71.96	2.1%
Total System (5)	$101.45	1.2%	61.1%	40	bps	$61.95	1.7%

	For the Six Months Ended June 30, 2026
	ADR		Occupancy			RevPAR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Total U.S.	$93.92	(0.5)%	55.5%	20	bps	$52.08	(0.2)%
Upscale & Above (1)	148.67	1.4%	55.1%	(10)	bps	81.97	1.4%
Midscale & Upper Midscale (2)	98.02	(0.5)%	54.7%	10	bps	53.62	(0.2)%
Extended Stay (3)	67.87	1.9%	68.7%	(80)	bps	46.65	0.7%
Economy (4)	68.80	(2.6)%	46.1%	(80)	bps	31.71	(4.4)%
International (5)	105.01	2.7%	60.9%	(20)	bps	63.90	2.2%
Total System (5)	$96.68	0.4%	56.7%	10	bps	$54.83	0.6%

	For the Three Months Ended		For the Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	U.S. Average Royalty Rate
Total U.S.	5.23%	5.12%	5.22%	5.11%

(1) Includes Ascend Hotel Collection, Cambria, Park Plaza, Radisson, Radisson Blu, Radisson Individuals, and Radisson RED brands.
(2) Includes Clarion, Comfort Inn, Comfort Suites, Country Inn & Suites, Park Inn, Quality Inn, and Sleep Inn brands.
(3) Includes Everhome Suites, Mainstay Suites, Suburban Studios, and WoodSpring Suites brands.
(4) Includes Econo Lodge and Rodeway brands.
(5) International and Total System results are presented on a currency-neutral basis and exclude the impact of foreign currency exchange movements.

		Exhibit 5
CHOICE HOTELS INTERNATIONAL, INC.
SYSTEM HOTEL AND ROOM SUPPLY
(UNAUDITED)

Global System by Brand	June 30, 2026
	Hotels	Rooms
Ascend Hotel Collection	528	71,347
Cambria Hotels	77	10,278
Radisson(1)	129	22,600
Comfort(2)	2,135	178,818
Quality	1,881	148,452
Country	404	32,618
Sleep	427	30,610
Clarion(3)	274	37,020
Park Inn	31	2,573
WoodSpring	298	35,869
MainStay	157	11,486
Suburban	121	9,995
Everhome	30	3,451
Econo Lodge	631	35,947
Rodeway	427	23,479
Other (4)	58	6,546
(1) Includes Radisson, Radisson Blu, Radisson Individuals, Radisson RED and Park Plaza brands.
(2) Includes Comfort family of brand extensions including Comfort Inn and Comfort Suites.
(3) Includes Clarion family of brand extensions including Clarion and Clarion Pointe.
(4) Includes other brands under Master Franchise Agreements.

U.S. System by Chain Scale	June 30, 2026
	Hotels	Rooms
Upscale & Above	374	60,259
Midscale & Upper Midscale	4,223	322,296
Extended Stay	598	60,121
Economy	1,000	56,550

Global System by Region	June 30, 2026
	Hotels	Rooms
U.S.	6,195	499,226
Total International	1,413	161,863
Americas (excluding U.S.)	545	56,036
Europe & Middle East	484	70,998
Asia-Pacific	384	34,829

Total System	7,608	661,089

				Exhibit 6
CHOICE HOTELS INTERNATIONAL, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
(dollar amounts in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Total selling, general and administrative expenses	$96,153	$89,298	$174,199	$163,508
Mark to market adjustments on non-qualified retirement plan investments	(6,023)	(3,973)	(4,972)	(3,250)
Non-recurring operational restructuring charges and executive severance	(2,057)	(372)	(2,538)	(4,302)
Share-based compensation	(4,555)	(6,236)	(9,367)	(12,126)
Amortization of cloud computing arrangements	(297)	—	(576)	—
Global ERP system implementation and related costs	(59)	(1,076)	(359)	(2,066)
Adjusted selling, general and administrative expenses	$83,162	$77,641	$156,387	$141,764

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("ADJUSTED EBITDA")
(dollar amounts in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Net income	$64,338	$81,734	$84,642	$126,268
Income tax expense	21,544	26,877	31,550	42,105
Interest expense	24,259	22,736	48,221	43,978
Interest income	(1,095)	(1,456)	(2,306)	(3,015)
Amortization of cloud computing arrangements	297	—	576	—
Depreciation and amortization	16,813	13,424	33,634	27,172
Other gains, net	(6,124)	(5,374)	(5,403)	(4,938)
Equity in net loss of affiliates	1,216	80	7,468	131
Share-based compensation	4,555	6,236	9,367	12,126
Mark to market adjustments on non-qualified retirement plan investments	6,023	3,973	4,972	3,250
Franchise agreement acquisition costs amortization and charges	6,564	5,941	12,489	11,327
Revenue for reimbursable costs from franchised and managed properties	(163,324)	(167,349)	(287,228)	(290,773)
Reimbursable expenses from franchised and managed properties	197,665	176,358	359,452	320,169
Global ERP system implementation and related costs	59	1,076	359	2,066
Business combination, diligence and transition costs	536	347	772	446
Non-recurring operational restructuring charges and executive severance	2,057	372	2,538	4,302
Adjusted EBITDA	$175,383	$164,975	$301,103	$294,614

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE ("EPS")
(dollar amounts in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Net income	$64,338	$81,734	$84,642	$126,268
Revenue for reimbursable costs from franchised and managed properties	(163,324)	(167,349)	(287,228)	(290,773)
Reimbursable expenses from franchised and managed properties	197,665	176,358	359,452	320,169
Business combination, diligence and transition costs	536	347	772	446
Non-recurring operational restructuring charges and executive severance	2,057	372	2,538	4,302
Global ERP system implementation and related costs	59	1,076	359	2,066
Income tax expense on adjustments	(9,278)	(2,756)	(18,883)	(9,053)
Adjusted Net Income	$92,053	$89,782	$141,652	$153,425

Diluted EPS	$1.41	$1.75	$1.84	$2.68
Adjusted Diluted EPS	$2.02	$1.92	$3.09	$3.25

	Exhibit 7
CHOICE HOTELS INTERNATIONAL, INC.
OUTLOOK
(UNAUDITED)

Guidance represents the company's range of estimated outcomes for the full year ended December 31, 2026

ADJUSTED EBITDA
(in thousands)	Full Year	Full Year
	Lower Range	Upper Range

Net income	$230,000	$241,000
Income tax expense	79,900	83,700
Interest expense	96,200	96,400
Interest income	(4,000)	(4,000)
Amortization of cloud computing arrangements	1,200	1,200
Depreciation and amortization	68,200	68,200
Other gains, net	(5,300)	(5,300)
Equity in net loss of affiliates	10,600	10,600
Share-based compensation	17,500	17,500
Mark to market adjustments on non-qualified retirement plan investments	5,000	5,000
Franchise agreement acquisition costs amortization and charges	26,600	26,600
Revenue for reimbursable costs from franchised and managed properties	(595,700)	(595,700)
Reimbursable expenses from franchised and managed properties	695,600	695,600
Global ERP system implementation and related costs	1,700	1,700
Business combination, diligence and transition costs	1,500	1,500
Non-recurring operational restructuring charges and executive severance	6,000	6,000
Adjusted EBITDA	$635,000	$650,000

ADJUSTED NET INCOME & DILUTED EARNINGS PER SHARE ("EPS")
(in thousands, except per share amounts)	Full Year	Full Year
	Lower Range	Upper Range

Net income	$230,000	$241,000
Revenue for reimbursable costs from franchised and managed properties	(595,700)	(595,700)
Reimbursable expenses from franchised and managed properties	695,600	695,600
Business combination, diligence and transition costs	1,500	1,500
Non-recurring operational restructuring charges and executive severance	6,000	6,000
Global ERP system implementation and related costs	1,700	1,700
Income tax expense on adjustments	(27,100)	(27,100)
Adjusted net income	$312,000	$323,000

Diluted EPS	$5.07	$5.31
Adjusted Diluted EPS	$6.86	$7.10